Canary Litecoin ETF

Exhibit 3.2

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “CANARY LITECOIN ETF”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF SEPTEMBER, A.D. 2024, AT 10:17 O’CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

5231146 8100 SR# 20243766646	Authentication: 204466454 Date: 09-24-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST OF CANARY LITECOIN ETF

THIS Certificate of Trust of Canary Litecoin ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.        Name. The name of the statutory trust formed by this Certificate of Trust is Canary Litecoin ETF.

2.        Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3.        Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:
Name:	Gregory Daniels
Title:	Vice President

State of Delaware Secretary of State Division of Corporations Delivered 10:17 AM 09/24/2024 FILED 10:17 AM 09/24/2024 SR 20243766646 - File Number 5231146